EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


James C. Marshall, CPA, P.C.
14455 North Hayden Road, Suite 206
Scottsdale, Arizona 85260
480-443-0500

We consent to the incorporation by reference in the Registration Statement of OrderPro Logistics, Inc. on Form S-8 to be filed on or about May 28, 2003 of our report on the consolidated financial statements of OrderPro Logistics, Inc. and Subsidiaries which expresses an unqualified opinion and includes an explanatory paragraph relating to ongoing concern uncertainty appearing in the Annual Report on Form 10-KSB of OrderPro Logistics, Inc. for the years ended December 31, 2002 and 2001.

We also consent to the reference of James C. Marshall, CPSA, P.C. as experts in accounting and auditing.


/s/ James C. Marshall
-----------------------------------                          Dated: May 28, 2003
James C. Marshall, CPA
1455 North Hayden Road, Suite 206
Scottsdale, Arizona 85260